Exhibit 19.1

Morgan Stanley

Investment Management Insider Trading Policy

1	Executive Summary

This Investment Management Insider Trading Policy (the “Policy”), which must be read in conjunction with associated policies and procedures, including as listed in Section 5.1 Related Policies of this Policy, sets out the Firm’s and IM’s prohibition on trading while in possession of Material Non-Public Information (“Insider Trading”). Employees and contingent workers of Investment Management (“IM Personnel”) are prohibited from trading, either personally or on behalf of others, including client accounts, while in possession of material nonpublic information (“MNPI” or “inside information”) and communicating inside information to another. Refer to the Global Confidential and Material Non-Public Information Policy for further information on MNPI.

2	Scope

This Policy applies to all IM Personnel and all IM Advisers.

IM Adviser means Morgan Stanley Investment Management Inc., and its relevant advisory affiliates, which includes but is not limited to the investment advisers listed herein as well as other investment management or advisory entities that are authorized under non U.S. law and are part of the investment management division: Morgan Stanley Investment Management Limited, Morgan Stanley Investment Management Company, Morgan Stanley Investment Management (Japan) Co., Ltd., Eaton Vance Management, Calvert Research and Management, Eaton Vance Advisers International Limited, Eaton Vance Management (International) Limited, Atlanta Capital Management Company, LLC, Boston Management and Research, Morgan Stanley Eaton Vance CLO CM LLC, Morgan Stanley Eaton Vance CLO Manager LLC, Morgan Stanley AIP GP LP, Parametric Portfolio Associates, LLC, Eaton Vance Trust Company, Morgan Stanley Investment Management Private Limited, Morgan Stanley Asia Limited, MSIM Fund Management (Ireland) Limited, Morgan Stanley Investment Management (Australia) Pty Limited, MS Capital Partners Adviser Inc., Morgan Stanley Private Equity Asia Inc., Morgan Stanley Infrastructure Inc., Morgan Stanley Real Estate Advisor, Inc., MSREF Real Estate Advisor, Inc., MSREF V, L.L.C., MSRESS III Manager, L.L.C., and Mesa West Capital, LLC. (each an “IM Adviser” and collectively referred to as the “IM Advisers”).

3	Policy

3.1	Material Non-Public Information

As set out in the Global Confidential and Material Non-Public Information Policy, Material Non-Public Information (“MNPI” or “inside information”) is a subset of confidential information and includes all relevant non-public information that a reasonable investor would likely consider important in making an investment decision. IM Personnel must treat as confidential any non-public information about individuals,

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companies, or transactions (whether or not they are clients or counterparties of Morgan Stanley) if the information has been obtained, directly or indirectly, from an individual or company involved in a potential transaction. MNPI may be in respect to a company, its business activities, its shareholders, its officers or its securities. MNPI may not necessarily come from the issuer or insiders. It is not necessary to demonstrate the directional impact the MNPI would have on the value of the security.

The determination of whether information is MNPI is complex and fact dependent. In addition, MNPI may sometimes be composed of a number of pieces of information which, taken together, may constitute MNPI, even though each piece might not, on its own, amount to MNPI. Therefore, in determining whether information amounts to MNPI, IM Personnel should take into account all of the applicable facts and circumstances and consult with Legal & Compliance Department (“LCD”) if they are uncertain whether information is MNPI. Until satisfied that the information is not MNPI, IM Personnel should assume information is MNPI and treat it accordingly.

Examples of MNPI may include but are not limited instances below for clients, third parties or the Firm:

∎	Significant undisclosed financial information;

∎	Significant undisclosed operating developments;

∎	Significant undisclosed business activities;

∎	Significant undisclosed legal or regulatory developments;

∎	Other instances where there is pending material changes in research views or significant cybersecurity incident.

3.2	Impermissible Use of Material Non-Public Information

In the event IM Personnel become aware of confidential information that may constitute MNPI, they or a designated member of their team must notify the MS Control Group and log their receipt with the Control Group. Control Group contact information is available through the Information Barrier Page.

IM Personnel may not trade, or recommend securities, derivatives or other financial instruments while in possession of MNPI related to those instruments, except where permitted by law and Firm policy. This prohibition applies even if such information is not a factor in the decision to trade. If IM Personnel trade while in possession of MNPI, it is presumed that IM Personnel have traded on the basis of MNPI. This prohibition applies to personal trading as well as trading on behalf of IM or its clients. If IM Personnel are in possession of MNPI regarding Morgan Stanley, this prohibition also applies to transaction in Morgan Stanley securities during the employe window period, including through a MS 401(k) Plan or other firm-sponsored plan.

In addition, it is a violation of Firm policy and the laws of most jurisdictions for persons to whom insiders have communicated or “tipped” MNPI to disclose such information to others or trade in or encourage trading in or recommend securities based on that information. If IM Personnel are in possession of MNPI and a client seeks to elicit, or inappropriately requests, MNPI, IM Personnel must not respond to such requests and should notify LCD immediately. IM Personnel must never seek to elicit or inappropriately request MNPI from other Morgan Stanley Employees, counterparties or clients.

Firm Policy and applicable laws require those with MNPI about a securities issuer to either:

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∎	arrange for the issuer to disclose that information to the public, in order to allow those with the information to act upon it freely; or

∎	refrain from disclosing such information to others and desist from trading in, recommending or encouraging the purchase, sale or other trading of securities of that issuer.

IM Personnel must not discuss any MNPI about Morgan Stanley outside the Firm unless expressly authorized to do so. IM Personnel must refer all media, shareholder or securities analyst inquiries to Corporate Communications.

3.3	Consequences of Misusing Material Non-Public Information

The misuse of MNPI may result in significant reputational, regulatory, civil and criminal liability for IM Personnel and the Firm, as well as disciplinary action by the Firm, up to and including termination of employment.

3.4	Firm-Wide Compliance

The Global Compliance Department (i) maintains the Firm’s Code of Conduct, Code of Ethics and Business Conduct, Global Policy on Confidential and Material Non-Public Information, Inside Information and Information Barriers, (ii) distributes the policies to employees annually and (iii) coordinates the corresponding employee acknowledgments.

3.5	Monitoring

The Compliance Department monitors employees’ compliance with the IM Public Side Code of Ethics and IM Private Side Code of Ethics as per their internal operating procedures.

4	Consequences of Violating the Policy

Failure to comply with this Policy may subject you to a range of disciplinary actions, up to and including termination of employment or contract.

5	Reference Information

5.1	Related Policies

IM Personnel are required to adhere to requirements set out in related policies and procedures, including, without limitation the following:

∎	Global Confidential and Material Non-Public Information Policy;

∎	Morgan Stanley Code of Conduct;

∎	Global Employee Trading, Investing and Outside Business Activities Policy;

∎	Morgan Stanley Investment Management Public Side Code of Ethics and Personal Trading Guidelines;

∎	Investment Management Private Side Code of Ethics

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As set out above, IM Personnel, are required to comply with the provisions of the Morgan Stanley Investment Management Public Side Code of Ethics and Personal Trading Guidelines (“IM Public Side Code of Ethics”) or the Investment Management Private Side Code of Ethics (“IM Private Side Code of Ethics), which set forth guidelines and restrictions applicable to personal investments and other investment-related activities for IM Personnel.

6	Recordkeeping

Records are retained in accordance with the Firm’s Global Information Management Policy, which establishes general Firm-wide standards and procedures regarding the retention, handling, and destruction of official books and records and other information of legal or operational significance. The Global Information Management Policy incorporates the Firm’s Master Retention Schedule, which lists various record classes and associated retention periods on a global basis.

7	Policy Governance

Effective Date:	May 2022

Last Update:	March 2024

Risk Addressed:	Employees trade or cause others to trade based on material nonpublic information, including inside information, which may result in clients being harmed as well as regulatory inquiries, litigation and adverse publicity for the Firm and its employees.

Relevant Law and Other Sources:	Rules 10b5-1 and 10b5-2 of the Exchange Act; Section 17 of the 1940 Act, Rule 17j-1 under the 1940 Act; Section 204A of the Advisers Act, Rule 204A-1 under the Advisers Act; Morgan Stanley Code of Conduct; Morgan Stanley Global Confidential and Material Non-Public Information Policy; Guidelines for Maintaining Morgan Stanley Information Barriers; Morgan Stanley Code of Ethics and Business Conduct; MSIM Public Side Code of Ethics and Personal Trading Guidelines; Best Practice

Owner:	Elise Clark, Head of Policies, Training & Regulatory Developments Stephanie DeCaro, Head of IM Code of Ethics Compliance

Approver:	IM Chief Compliance Officers

Contact Information:	im_compliance_policies@morganstanley.com

Intranet Location:	http://policypreview/2213463

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